Exhibit 99.1

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


                          INDEPENDENT AUDITORS' REPORT



General and Limited Partners
Muzak Limited Partnership
Seattle, Washington

     We have audited the accompanying consolidated balance sheets of Muzak Limited Partnership and subsidiary (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Muzak Limited Partnership and subsidiary as of December 31, 1996 and 1997, and their results of operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Seattle, Washington

March 5, 1998 (February 1, 1999, as to Note 11)

                            MUZAK LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                                                   December 31,
                                                                                   ------------
                                                                             1996               1997
                                                                             ----               ----
                                     Assets
Current Assets:
    Cash and cash equivalents...........................................  $  25,686         $  8,524
    Accounts receivable, net of allowance for doubtful accounts of
       $496 and $501....................................................     15,600           16,790
    Inventories.........................................................      3,722            3,850
    Prepaid expenses....................................................      1,607            1,400
    Other...............................................................        351            1,116
                                                                         ----------       ----------

                       Total current assets.............................     46,966           31,680

Property and equipment, net.............................................     37,182           39,659
Deferred costs and intangible assets, net...............................     33,765           31,694
Other...................................................................      1,129            1,362
                                                                         ----------       ----------
                       Total assets.....................................  $ 119,042        $ 104,395
                                                                         ==========       ==========


                        Liabilities and Partners' Deficit
Current Liabilities:
  Accounts payable                                                         $  8,681         $  8,435
  Advance billings......................................................      4,688            5,216
  Accrued interest......................................................      2,500            2,500
  Accrued expenses......................................................      2,423            2,556
  Current portion of long-term obligation...............................        482              469
                                                                         ----------       ----------
                       Total current liabilities........................     18,774           19,176

Long-term obligations, net of current portion...........................    100,620          100,575
Unearned installation income............................................      3,636            4,249
Commitments and contingencies (Note 8)..................................        --               --
Redeemable preferred partnership interests..............................      6,090            6,490

Partners' Deficit:
  Limited partners' interests (deficiencies)
         (preference in liquidation of $8,303 and $8,841)...............      2,211           (3,597)
  General partners' deficiencies........................................    (12,289)         (22,498)
                                                                         ----------       ----------

      Total partners' deficit...........................................    (10,078)         (26,095)
                                                                         ----------       ----------

      Total liabilities and partners' deficit...........................  $ 119,042        $ 104,395
                                                                         ==========       ==========

    The accompanying notes are an integral part of these financial statements.

                            MUZAK LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                                                   Year Ended
                                                                                   December 31,
                                                                 ----------------------------------------------
                                                                    1995               1996             1997
                                                                    ----               ----             ----
Revenues:
  Music and other business services..........................   $  52,489          $  54,585        $  59,351
  Equipment sales and related services.......................      34,392             32,226           31,853
                                                               ----------         ----------       ----------
       Total revenues........................................      86,881             86,811           91,204
                                                               ----------         ----------       ----------

Cost of
revenues:
  Music and other business services..........................      14,465             15,263           18,502
  Equipment sales and related services.......................      23,895             21,763           22,207
                                                               ----------         ----------       ----------
       Total cost of revenues................................      38,360             37,026           40,709
                                                               ----------         ----------       ----------

Gross profit.................................................      48,521             49,785           50,495
Selling, general and administrative expenses.................      28,496             31,659           33,464
Depreciation.................................................       9,382             10,625           10,652
Amortization.................................................       8,908              9,594           10,016
                                                               ----------         ----------       ----------
        Operating income (loss)..............................       1,734             (2,093)          (3,637)
Interest expense.............................................      (7,483)            (8,112)         (10,775)
Interest income..............................................         129                438            1,017
Equity in losses of joint venture............................         --                (225)            (755)
Other, net...................................................         (94)              (209)             715
                                                               ----------         ----------       ----------

Net loss before extraordinary items..........................      (5,714)           (10,201)         (13,435)
  Extraordinary loss on write-off of deferred financing
    fees and debt discount...................................         --              (3,713)             --
  Extraordinary gain on retirement of redeemable
    preferred partnership interests..........................         --               3,091              --
                                                               ----------         ----------       ----------
  Net loss...................................................      (5,714)           (10,823)         (13,435)
  Redeemable preferred return................................      (1,029)              (916)            (400)
                                                               ----------         ----------       ----------
  Net loss attributable to general and limited partners......   $  (6,743)         $ (11,739)       $ (13,835)
                                                               ==========         ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                            MUZAK LIMITED PARTNERSHIP

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (in thousands)

                                            General Partners'                                     Class B
                                                Interests        Class A              Class B     Limited       Preferred  Class B
                                           -------------------   Limited    Class A   Limited     Partners'     Limited  Partnership
                                            Number               Partners'  Put/Call  Partners'   Subscriptions Partners'    Unit
                                           of Units     Amount   Interests  Options   Interests   Receivable    Interests   Options
                                           --------     ------   ---------  -------   ---------   ----------    ---------   -------
Balance, December 31, 1994                  9,101       $ 575     $ (122)   $ 952       $ 171       $ (633)      $ 7,000       -
      Net loss                                         (3,690)      (682)    (621)       (721)
      Payment of foreign income taxes                     (51)       (14)      (9)        (12)
      Preferred return on redeemable
            preferred interests                          (665)      (123)    (112)       (129)
      Preferred return on preferred
            limited partners' interests                  (433)       (80)     (73)        (85)                       671
      Principal payments on
            subscriptions receivable                                                                   259
                                          -------    --------   --------  -------   ---------     --------      --------   --------
Balance, December 31, 1995                  9,101      (4,264)    (1,021)     137        (776)        (374)        7,671
      Net loss                                         (6,973)    (1,288)  (1,172)     (1,390)
      Payment of foreign income taxes                     (54)       (11)      (9)        (10)
      Preferred return on redeemable
            preferred interests                          (591)      (109)     (99)       (117)
      Preferred return on preferred
            limited partners' interests                  (407)       (75)     (69)        (81)                       632
      Principal payments on
            subscriptions receivable                                                                   207
      Capital contribution from noncash
            incentive compensation                                                                                              60
      Contribution by partner                                                             105
                                          -------    --------   --------  -------   ---------     --------      --------   -------

Balance, December 31, 1996                  9,101     (12,289)    (2,504)  (1,212)     (2,269)        (167)        8,303        60
      Net loss                                         (8,730)    (1,593)  (1,293)     (1,819)
      Payment of foreign income taxes                     (50)        (1)      (9)        (16)
      Preferred return on redeemable
            preferred interests                          (257)       (49)     (48)        (46)
      Preferred return on preferred
            limited partners' interests                  (367)       (72)     (88)        (85)                       612
      Principal payments on
            subscriptions receivable                                                                   132
      Capital contribution from noncash
            incentive compensation                                                                                             202
      Contribution by partner                                                           2,072       (1,601)
      Withdrawal by partner                              (805)                         (2,032)                       (74)
                                          -------    --------   --------  -------   ---------     --------      --------   -------

Balance, December 31, 1997                  9,101   $ (22,498)  $ (4,219) $(2,650)   $ (4,195)    $ (1,636)      $ 8,841     $ 262
                                          =======    ========   ========  =======   =========     ========      ========   =======

                                       4(a)

* Table continued on the following Page 4(b)

* Table continued from the preceding Page 4(a)

                                              Total Limited
                                            Partners' Interest                Total
                                          ----------------------    ----------------------
                                           Number                    Number
                                           of Units      Amount      of Units      Amount
                                           --------      ------      --------      ------
Balance, December 31, 1994                   8,989     $ 87,368       18,090      $ 7,943
      Net loss                                           (2,024)                   (5,714)
      Payment of foreign income taxes                       (35)                      (86)
      Preferred return on redeemable
            preferred interests                            (364)                   (1,029)
      Preferred return on preferred
            limited partners' interests                     433
      Principal payments on
            subscriptions receivable                        259                       259
                                          --------    ---------     --------     --------

Balance, December 31, 1995                   8,989        5,637       18,090        1,373
      Net loss                                           (3,850)                  (10,823)
      Payment of foreign income taxes                       (30)                      (84)
      Preferred return on redeemable
            preferred interests                            (325)                     (916)
      Preferred return on preferred
            limited partners' interests                     407
      Principal payments on
            subscriptions receivable                        207                       207
      Capital contribution from noncash
            incentive compensation                           60                        60
      Contribution by partner                   60          105           60          105
                                          --------    ---------     --------     --------

Balance, December 31, 1996                   9,049        2,211       18,150      (10,078)
      Net loss                                           (4,705)                  (13,435)
      Payment of foreign income taxes                       (26)                      (76)
      Preferred return on redeemable
            preferred interests                            (143)                     (400)
      Preferred return on preferred
            limited partners' interests                     367
      Principal payments on
            subscriptions receivable                        132                       132
      Capital contribution from noncash
            incentive compensation                          202                       202
      Contribution by partner                  889          471          889          471
      Withdrawal by partner                 (1,250)      (2,106)      (1,250)      (2,911)
                                          --------    ---------     --------     --------

Balance, December 31, 1997                   8,688     $ (3,597)      17,789     $(26,095)
                                          ========    =========     ========     ========


   The accompanying notes are an integral part of these financial statements.


                                      4(b)

                            MUZAK LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                Year Ended December 31,
                                                                                                -----------------------
                                                                                      1995               1996              1997
                                                                                      ----               ----              ----
OPERATING ACTIVITIES
Net loss...........................................................................  (5,714)           (10,823)          (13,435)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Provision for doubtful accounts .................................................     810                472                20
  Depreciation.....................................................................   9,382             10,625            10,652
  Amortization, net of deferred financing costs....................................   8,909              9,594            10,016
  Deferred financing cost amortization.............................................   1,310              1,042               653
  Equity in losses of joint venture................................................     --                 225               755
  Noncash incentive compensation...................................................     --                  60               202
  Extraordinary loss on write-off of deferred financing fees and debt discount.....     --               3,713               --
  Extraordinary gain on retirement of redeemable preferred partnership interests...     --              (3,091)              --
  Gain on sale of territory........................................................     --                 --               (757)
  Loss on write-off of inventories.................................................     --                 --                530
  Loss on write-off of equity offering costs.......................................     --               1,353               --
Changes in operating assets and
liabilities:
  Accounts receivable..............................................................    (476)              (555)           (2,498)
  Inventories......................................................................     597               (461)             (658)
  Account payable..................................................................  (1,267)             1,863              (246)
  Accrued interest.................................................................    (916)               834               --
  Accrued expenses.................................................................     293              1,188               214
  Advance billings.................................................................     194                155               528
  Unearned installation income.....................................................   1,110                850               613
  Other, net.......................................................................     (35)               510               139
                                                                                    -------          ---------          --------
Net cash provided by operating activities..........................................  14,197             17,554             7,328
                                                                                    -------          ---------          --------
INVESTING
ACTIVITIES
  Additions to property and equipment..............................................  (8,116)           (10,913)          (12,639)
  Additions to deferred costs and intangible assets................................  (4,641)            (5,424)           (6,039)
  Acquisitions of businesses and ventures net of cash acquired ....................    (557)               --             (2,836)
  Other, net.......................................................................       3               (291)                6
                                                                                    -------          ---------          --------
Net cash used in investing activities.............................................. (13,311)           (16,628)          (21,508)
                                                                                    -------          ---------          --------
FINANCING
ACTIVITIES
  Proceeds from issuance of senior notes...........................................     --             100,000               --
  Borrowings (repayment) under revolving notes payable, net........................   3,300             (9,300)              --
  Principal payments on term debt..................................................  (4,111)           (53,489)              (92)
  Payment of financing fees .......................................................     --              (5,802)              --
  Retirement of redeemable preferred partnership interests.........................     --              (7,456)              --
  Payments on other long-term debt.................................................     (30)              (123)              --
  Payments under capital leases....................................................    (432)              (414)             (505)
  Contributions by partners........................................................     259                312               603
  Withdrawal by partners...........................................................     --                 --             (2,911)
  Other, net.......................................................................    (202)               (83)              (77)
                                                                                    -------          ---------          --------
Net cash provided by (used in) financing activities................................  (1,216)            23,645            (2,982)
                                                                                    -------          ---------          --------
Net increase (decrease) in cash and cash equivalents...............................    (330)            24,571           (17,162)
CASH AND CASH EQUIVALENTS beginning of period......................................   1,445              1,115            25,686
                                                                                    -------          ---------          --------
CASH AND CASH EQUIVALENTS, end of period........................................... $ 1,115          $  25,686          $  8,524
                                                                                    -------          ---------          --------

   The accompanying notes are an integral part of these financial statements.

                            MUZAK LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND ITS BUSINESS:

     Muzak Limited Partnership (the "Company") provides business music services and also produces, markets and sells broadcast data delivery, video, audio marketing and in-store advertising services through a network of domestic and international franchises and owned operations. The franchisees are charged a fee based on their revenues, as well as certain other fees, in exchange for broadcast music, marketing, technical and administrative support. The Company and its franchisees also sell, install and maintain electronic equipment related to the Company's business.

     The Company's music is primarily sold for use in public areas, such as retail establishments and restaurants, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcast satellite transmission, local broadcast transmissions and pre-recorded tapes played on the customers' premises.

     The Company is subject to certain business risks which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

    Public Offering

     In August 1996, the general and limited partners authorized a plan for the filing of a registration statement for the underwritten public offering of 10% senior notes (the "Offering"). The Offering closed on October 2, 1996. A portion of the net proceeds of the Offering were used to repay certain bank debt and other indebtedness and to repurchase the Company's Class C redeemable preferred partnership interest. The Company has used and will be using the remaining portion of the net proceeds for certain strategic investments and other general corporate purposes.

    Business Acquisitions and Sales

     As of September 1, 1992, the Company commenced operations in its current form (the "Partnership") through an acquisition (the "1992 Acquisition") of substantially all of the assets, including the right to operate under its current name, from a predecessor partnership (the "Seller"). The 1992 Acquisition was accounted for as a purchase with the purchase price allocated to the individual assets, based on their estimated fair values at the date of acquisition.

     On May 1, 1997, the Company sold its Spokane territory subscriber accounts and granted the Spokane franchise to an existing franchisee of the Company for $1.4 million. This transaction resulted in a gain of $0.8 million to the Company which is included in other income in the consolidated statement of operations for the year ended December 31, 1997.

                            MUZAK LIMITED PARTNERSHIP

1.   THE COMPANY AND ITS BUSINESS: (CONTINUED)

         On August 28, 1997, the Company acquired substantially all of the assets of Attuned to Music, Inc. These net assets were purchased for approximately $0.3 million. The acquisition was financed with cash remaining from the Offering. The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair market values at the date of acquisition.

     On September 1, 1997, the Company acquired substantially all of the assets of Applied Sound. These assets were purchase for approximately $0.2 million. The acquisition was financed with cash remaining from the Offering. The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair market values at the date of acquisition.

     On October 1, 1997, the Company acquired substantially all of the assets of Muzi-Tronic a service of Fetzer Broadcasting. These assets were purchased for approximately $2.1 million. The acquisition was financed with cash remaining from the Offering. The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair market values at the date of acquisition.

     On December 23, 1997, the Company acquired substantially all of the assets of Superior Sound. These assets were purchased for approximately $1.5 million. The acquisition was financed with cash remaining from the Offering. The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair market values at the date of acquisition.

     The pro forma results of operations to reflect the above transactions have not been disclosed as the effect on the result of operations are not considered significant.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents at December 31, 1996 and 1997, include commercial paper investments of approximately $23 million and $5 million respectively. The remaining balance of cash and cash equivalents at December 31, 1996 and 1997 is held at various institutions throughout the United States.

                            MUZAK LIMITED PARTNERSHIP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    Inventories

     Inventories consist primarily of electronic equipment and are recorded at the lower of cost (first-in, first-out) or market.

    Property and Equipment

     Property and equipment consist primarily of equipment provided to subscribers and machinery and equipment, recorded at cost. Major renewals and betterments are capitalized to the property accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

     Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets, ranging from five to forty years. Assets acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related leases.

    Deferred Costs and Intangible Assets

     Income-producing contracts, acquired through acquisitions, are being charged to amortization expense on an accelerated method over the period of their expected benefit of eight years. Deferred financing costs are charged to interest expense on the effective interest method over the term of the related agreements. Other deferred costs and intangible assets are recorded at cost and are being charged to amortization expense over their estimated useful lives or the period of their expected benefit ranging from five and ten years.

     The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may indicate that the carrying amount is not recoverable. To date, no impairment has been indicated. Should there be an impairment in the future, the Company will measure the impairment based on the discounted expected future cash flows from the impaired assets.

    Revenue Recognition

     Revenues are recognized in the month that the services are provided. Fees from franchisees are recognized as music revenues in the month that the franchisee generates its revenues. Equipment and related services revenues are recorded in the period that the installation is completed.

                            MUZAK LIMITED PARTNERSHIP

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    Advance Billings

     The Company bills certain customers in advance for contracted music and other business services. Amounts billed in advance of the service period are deferred when billed and recognized as revenue in the period earned.

    Unearned Installation Income

     The Company defers recognition of income from the installation of equipment provided to subscribers and recognizes these amounts as revenue on a straight-line basis over the average subscriber service period.

    Income Taxes

     The income tax effects of all earnings or losses of the Company are passed directly to the partners. Payment of foreign income taxes is reflected as a reduction to the partners' capital accounts. Thus, no provision or benefit for federal, state, local or foreign income taxes is required.

    Accounting for Equity-Based Compensation

     The Company measures equity-based compensation using Accounting Principles Board Opinion Number 25 ("APB 25"), which recognizes compensation cost based on the intrinsic value of the equity instrument when awarded.

    Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments. The carrying amount of long-term debt approximates $104.0 million.

    European Joint Venture

         In 1995, the Company entered into a joint venture agreement to provide business music services in Europe ("Muzak Europe"). This joint venture is accounted for using the equity method as the Company owns 50% of that venture but does not have a controlling interest. Equity in losses of joint venture in the accompanying consolidated statements of operations include the Company's share of net losses. As of December 31, 1996 and 1997, the joint venture had total assets of $7,814,000 and$7,307,000 and total liabilities of $6,662,000 and $5,509,000 respectively. As of December 31,

                            MUZAK LIMITED PARTNERSHIP

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


1996 and 1997, the carrying value of the joint venture on the Company's books was $800,000 and $1,100,000 respectively.

     The Company uses the foreign countries' local currency as the functional currency for its overseas operations. The translation gains and losses resulting from the remeasurement of the foreign operations' financial statements are insignificant.

    Principles of Consolidation

     The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Muzak Capital Corporation. All significant intercompany accounts and transactions have been eliminated upon consolidation.

    Recent Accounting Pronouncements

     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, on March 4, 1998. This SOP is effective for the Company's year ended December 31, 1999 and requires certain of the Company's product research and development expenses related to development of software for internal use to be capitalized. The Company is currently evaluating the effects of this Statement, and management is uncertain as to the impact of its adoption on the financial statements, taken as a whole.

    Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            MUZAK LIMITED PARTNERSHIP

3.   PROPERTY AND EQUIPMENT, NET:

     Property and equipment consist of the following (in thousands):

                                                                   December 31,
                                                                   ------------
                                                              1996             1997
                                                              ----             ----
Equipment provided to subscribers.......................   $  49,340        $  57,393
Machinery and equipment.................................      10,745           13,129
Vehicles................................................       3,072            3,337
Furniture and fixtures..................................       2,260            2,546
Land and buildings......................................         858              858
Leasehold improvements..................................         916              865
                                                          ----------      -----------

Total property and equipment............................      67,191           78,128
Less accumulated depreciation and amortization..........     (30,009)         (38,469)
                                                          ----------      -----------
                                                           $  37,182        $  39,659
                                                          ==========      ===========


4.   DEFERRED COSTS AND INTANGIBLE ASSETS, NET:

     Deferred costs and intangible assets consist of the following (in thousands):

                                                                     December 31,
                                                                     ------------
                                                               1996               1997
                                                               ----               ----
Income producing contracts..............................    $  39,830          $  42,152
Deferred subscriber acquisition costs...................       11,056             14,593
Master recording rights and deferred production costs...        9,883             12,125
Organization costs......................................        4,432              4,501
Deferred financing costs................................        4,423              4,341
Non-compete agreements..................................          846                860
Other...................................................          758                811
                                                           ----------         ----------

   Total deferred costs and intangible assets...........       71,228             79,383
Less accumulated amortization...........................      (37,463)           (47,689)
                                                           ----------         ----------
                                                            $  33,765          $  31,694
                                                           ==========         ==========

                            MUZAK LIMITED PARTNERSHIP

5. LONG-TERM OBLIGATIONS:

     Long-term obligations are summarized as follows (in thousands):


                                                        December 31,
                                                        ------------
                                                 1996                1997
                                                 ----                ----

Senior notes.............................     $ 100,000           $ 100,000
Variable rate senior term loan...........          --                  --
Capital lease obligations................           935                 969
Other....................................           167                  75
                                             ----------          ----------
    Total long-term obligations..........       101,102             101,044
Less current portion.....................          (482)               (469)
                                             ----------          ----------
                                              $ 100,620           $ 100,575
                                             ==========          ==========

    Senior Notes

     The senior notes were issued as part of the Offering as discussed in Note
1. These unsecured notes bear interest at 10% and are due on October 1, 2003. The notes require the maintenance of certain covenants that, among other things, restrict the Company's ability to incur additional debt, as well as limit the Company's ability to make certain investments and distributions to partners.

     The Company has the option to redeem up to 35% of the senior notes during the first three years after the Offering with the proceeds from an equity offering, at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest. The entire balance of the senior notes is redeemable at the option of the Company, in whole or in part, beginning October 1, 2000. The redemption price is 105% of par value through October 1, 2001, 102.5% through October 1, 2002, and 100% thereafter, through maturity.

    Credit Agreements

     The variable rate senior term loan was a $46,600,000 term loan (the "Credit Agreement") with a group of banks for which Union Bank of Switzerland (the "Agent Bank"), an affiliate of a limited partner, was acting as the agent. The Credit Agreement also included a $13,000,000 revolving credit facility. The terms of the Credit Agreement required the Company to meet certain financial ratios and performance criteria and impose restrictions on capital spending, the incurrence of additional debt, and distributions to partners, among other things. Distributions to partners were limited to distributions that offset tax liabilities to the partners resulting from the Company's taxable income. Substantially all of the Company's assets and proceeds from certain insurance policies were pledged as collateral under the Credit Agreement. The senior term loan was repaid on October 2, 1996, with a portion of the net proceeds from the Offering.

                            MUZAK LIMITED PARTNERSHIP

5.   LONG-TERM OBLIGATIONS: (CONTINUED)

     The fixed rate subordinated note (the "Subordinated Note") was obtained from a group of banks that were issued options to purchase Class A limited partnership units (the "Put/Call Units") in connection with this credit arrangement. The value of these Put/Call Units was accounted for as debt discount and amortized on the effective interest method over the expected term of this note. The Subordinated Note required the Company to maintain certain performance criteria and covenants, similar to, but less restrictive than the Credit Agreement. Substantially all of the Company's assets and proceeds from certain insurance policies were pledged as collateral under this agreement. This note was repaid on October 2, 1996, with a portion of the net proceeds from the Offering.

    Interest Rates and Payments

     The senior notes require semi-annual interest payments of 10%. Interest under the Credit Agreement was paid at an interest rate based on the Agent Bank's prime rate or LIBOR in quarterly installments. During the years ended December 31, 1995 and 1996, the effective weighted average interest rates on borrowings under the Credit Agreement were 11.2% and 10.9%, respectively, including the effects of the interest rate swap agreement described below. Interest under the Subordinated Note was paid in semi-annual installments at a rate of 12.5%, an effective rate of 14.8%, after amortization of the debt discount. The capital lease obligations require monthly installments of interest at a weighted average interest rate of approximately 8.4%. Total cash paid for interest on long-term obligations was approximately $5,760,000, $5,880,000 and $9,972,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Future Maturities

     Total future maturities of long-term obligations, including capital leases, for the five years following December 31, 1997 are: $409,000 in 1998, $334,000 in 1999, $207,000 in 2000, $71,000 in 2001, $0 in 2002, and $100,000,000
thereafter.

    Capital Leases

     Assets acquired under capital leases were $489,000, $579,000 and $635,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Assets recorded under capital leases were $1,495,000 and $1,944,000 with accumulated amortization of $522,000 and $635,000 as of December 31, 1996 and 1997, respectively.

                            MUZAK LIMITED PARTNERSHIP

5.   LONG-TERM OBLIGATIONS: (CONTINUED)

  Interest Rate Hedging

     The Company had entered into an interest rate swap agreement with the Agent Bank that effectively fixed the rate on $10,000,000 of the debt under the Credit Agreement at December 31, 1995. Net settlements were recorded in interest expense. The interest rate swap agreement was terminated in October 1996 in connection with the Offering.

    Financing and Other Costs Paid to Related Parties

     Prior to the Offering discussed in Note 1, the Agent Bank was an affiliate of a Class A limited partner. In addition, the Subordinated Noteholder held the Put/Call Units. During the years ended December 31, 1995, 1996 and 1997, the Company incurred interest expense related to these credit facilities of $7,367,000, $5,489,000, and $0, respectively. In addition, the Company paid fees to the holders of the senior and subordinated notes payable of $122,000, $0, and $0 in 1995, 1996 and 1997, respectively, related to amendments to the Credit Agreement and the subordinated note agreement, as well as bank charges, legal costs and agency fees. In addition the Company has paid board fees of $162,500 and $287,700 for services in 1996 and 1997 respectively.

6.   EXTRAORDINARY ITEMS:

     In conjunction with the Offering, the Company used a portion of the net proceeds to repay the entire balance of the bank debt outstanding as of October 1, 1996. The unamortized portion of the related loan origination fees and loan discount totaling approximately $3,713,000 were written-off as an extraordinary loss at the time of the repayment. A portion of the net proceeds from the Offering were also used to repurchase the Company's Class C redeemable preferred partnership interest for $7,457,000. The recorded value of the redeemable limited partnership interest was approximately $10,548,000, resulting in a extraordinary gain of $3,091,000.

                            MUZAK LIMITED PARTNERSHIP

7.   BENEFIT PLANS:

    Defined Contribution Plan

     The Company maintains a defined contribution savings and retirement plan (the "Benefit Plan") that covers substantially all of the Company's employees. Under the savings portion of the Benefit Plan, eligible employees may contribute from 1% to 14% of their compensation per year, subject to certain tax law restrictions. The Company has the option to make a matching contribution of up to a maximum of 100% of the first 3% and 50% of the next 3%, up to 6% of the total base salary contributed by the employee each year. Participants are immediately vested in their contributions as well as the Company's contributions under the savings portion of the Benefit Plan. For the savings portion of the Benefit Plan, the Company recorded contribution expense of $181,000, $439,000 and $660,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Contributions under the retirement portion of the Benefit Plan are determined annually by the Company at its discretion for up to 3% of the eligible employee's compensation. The employees vest in the retirement portion of the Benefit Plan ratably over five years, but become fully vested in the event of death, disability or the attainment of the age of 65. No amounts were recorded for the years ended December 31, 1995, 1996 and 1997.

    Multi-Employer Defined Contribution Plans

    The Company participates in several multi-employer defined contribution benefit plans that provide benefits to employees covered by certain labor union contracts. The amount of expense related to contributions to these plans was approximately $108,000, $136,000 and $138,000 for the years ended December 31, 1995, 1996 and 1997. These amounts were determined by union contract and the Company does not administer or control the funds.

                           MUZAK LIMITED PARTNERSHIP

8.   COMMITMENTS AND CONTINGENCIES:

    Leases

     The Company leases certain facilities and equipment under both operating and capital leases. In addition, the Company has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Company's customers. Total rental expense under operating leases was approximately $7,698,000, $7,751,000 and $8,401,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Future annual minimum lease payments under noncancelable operating leases for the years ended December 31 are as follows (in thousands):

                 1998................................  $ 7,234
                 1999................................    5,920
                 2000................................    5,468
                 2001................................    1,569
                 2002.................................   1,041
                 Thereafter .........................    1,647
                                                       -------

                 Total................................ $22,879
                                                       =======

    Music Licenses

     In the ordinary course of the Company's business, the Company has agreements with various organizations for the rights to rerecord and play music in public spaces. The expenses incurred under these agreements were approximately $3,385,000, $3,578,000 and $4,831,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company's agreement with Business Music, Inc. ("BMI") expired on December 31, 1993. The Company has entered into an interim fee structure with BMI and is in negotiations with BMI to establish an on-going rate structure. The interim arrangement with BMI provides for continued payments at 1993 levels and that any settlement may be retroactive to January 1, 1994. The Company's management does not believe that the results of these negotiations will have a material adverse effect on the Company's financial condition or results of operations.

    Joint Venture Guarantee

The Company has agreed to make pro rata equity contributions to Muzak Europe to the extent necessary to enable Muzak Europe to maintain minimum net worth requirements under an outstanding

                            MUZAK LIMITED PARTNERSHIP

8.   COMMITMENTS AND CONTINGENCIES: (CONTINUED)

credit facility. As of December 31, 1996 and 1997, the amount outstanding under the credit facility was $1,744,000 and $1,519,000 respectively.

    Taxes

     An assessment was made against the Seller resulting from an audit performed by the Washington State Department of Revenue for sales and use and business and occupation taxes paid for during the period from 1987 through September 1992. Under successor liability statutes in the state of Washington, the Company could, if the Seller fails to pay its tax obligation, become liable for the assessment outstanding against the Seller of approximately $1,700,000. This assessment is under appeal by the Seller. The Seller and certain of its affiliates have agreed to indemnify the Company for any liabilities in connection with such assessment. The Company's management does not believe that the assessment will have an adverse effect on the Company's financial condition or results of operations.

    Employment Agreements

     During 1997, the Company entered into employment agreements with two executive officers. Under these agreements these officers will receive a bonus up to 50% of their annual salary if in any given 12-month period specified performance targets are met by the Company. These agreements also contain confidentiality covenants and non-solicitation covenants, which extend for four and two years respectively beyond the term of the agreements.

    Legal Proceedings

     The Company is subject to various legal proceedings which arise in the ordinary course of business. Company management believes none of these proceedings, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

                            MUZAK LIMITED PARTNERSHIP

9.   REDEEMABLE PREFERRED PARTNERSHIP INTERESTS:

     The redeemable preferred partnership interests is comprised of a Class C-1, nonvoting preferred partnership interest that does not participate in the Company's profits or losses. A summary of this interest and its accumulated return by period along with a summary of a Class C, nonvoting partnership interest, that also did not participate in the Company's profits or losses, are as follows (in thousands):

                                                 Class C         Class C-1        Total
                                                 -------         ---------        -----
Balance, December 31, 1994..................    $  9,373         $  5,320       $  14,693
  Preferred return..........................         657              372           1,029
                                              ----------        ---------      ----------
Balance, December 31, 1995..................      10,030            5,692          15,722
  Preferred return..........................         518              398             916
  Repurchase of Class C interests...........     (10,548)             --          (10,548)
                                              ----------        ---------      ----------

Balance, December 31, 1996..................         --             6,090           6,090
  Preferred return..........................         --               400             400
                                              ----------        ---------      ----------

Balance, December 31, 1997..................    $    --          $  6,490       $   6,490
                                              ==========        =========      ==========


    Class C Interest

     The Class C limited partner was entitled to receive the amount of its initial contribution of $8,000,000, plus a return of 7% compounded annually, as discussed in Note 6. The Company repurchased the Class C limited partner's interest with a portion of the net proceeds from the Offering in October 1996.

    Class C-1 Interest

     The Class C-1 limited partner is entitled to receive the amount of its initial contribution of $5,000,000, plus a return of 7%, compounded annually, through January 31, 2004, the date of redemption. The Class C-1 limited partner may become, at its option, a participating partner. Upon becoming a participating partner, the Class C-1 limited partner will forfeit any accrued portion of the return. If it has not previously become a participating partner, the Class C-1 limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. The cumulative return per unit as of December 31, 1996 and 1997, was $0.76 and $1.04 respectively. Unless the Class C-1 interest becomes a participating interest, a general partner may, at its sole discretion, require the Class C-1 limited partner to exchange its interest for a note equal to its then aggregate liquidation preference amount. If such exchange occurs prior to the time the Class C-1 limited partner has the opportunity to obtain participation status, the Class C-1 limited partner will also be issued an option to acquire the participating interest on substantially the same terms as if such exchange had not occurred. If the Class

                            MUZAK LIMITED PARTNERSHIP

9.   REDEEMABLE PREFERRED PARTNERSHIP INTERESTS (CONTINUED):

C-1 limited partner has not obtained participation status, or has not exchanged such units for notes, on or prior to January 31, 2004, the Company is required to redeem such units for an amount equal to the Class C-1 contribution plus accumulated return.


10.  PARTNERS' CAPITAL (DEFICIT):

     Partners' capital (deficit) is comprised of two general partners; Class A limited partners and Class B limited partners; Put/Call Units, and preferred limited partners' interests.

    Put/Call Units

     In connection with obtaining a fixed-rate subordinated note payable, the Company issued an option to purchase 1,529,898 units of Class A limited partnership interests to a lender, for an aggregate exercise price of $10. These units are currently exercisable.

    Subscriptions Receivable

     Officers and key employees of the Company have acquired limited partnership interests, a portion of which were financed with subscription notes. As of December 31, 1996 and 1997, the Class B limited partners' capital accounts were reduced by subscription notes receivable. Interest income on the subscriptions receivable totaled $49,000, $27,000 and $22,000 for the years ended December 31, 1995, 1996 and 1997.

    Preferred Limited Partners' Interests

     The preferred limited partners' interests, do not participate in the Company's profits or losses. Such limited partners are entitled to receive an 8% return, compounded quarterly, on the amount of their initial contribution and are generally entitled to a priority on distributions from the Company. At December 31, 1996 and 1997, the return was credited to the preferred limited partners. These limited partners are also entitled to a preference in liquidation equal to their initial contribution plus accumulated and unpaid return. Upon the occurrence of certain events, the units may, at the option of the Company, be redeemed by the Company for an amount equal to the then aggregate liquidation preference amount. The units (and any accrued and unpaid return) may, at the option of the holder, be converted into units of Class B limited partnership interest at any time. Cumulative per unit return as of December 31, 1996 and 1997, was $0.33 and $0.46, respectively, and a total aggregate return of $1,303,000 and $1,814,000, respectively.

                            MUZAK LIMITED PARTNERSHIP

10.  PARTNERS' CAPITAL (DEFICIT): (CONTINUED)

   Other Limited Partners' Interests

     During 1997, the Company repurchased 1,250,000 Class B limited partnership units from eight members of former management at a unit price of $2.33 for a total repurchase amount of $2.9 million. Seventeen new and existing members of management purchased 889,000 units at a unit price of $2.33 per unit for a total purchase price of $2.1 million. These purchases were substantially financed by the Company through subscription notes from these management members bearing 7% interest. This repurchase of partnership units in exchange for Subscription Notes Receivable is considered a non-cash transaction for purposes of the statement of cash flows.

     Also during 1997, options to purchase 1,440,000 partnership units at prices ranging from $1.00 to $1.75 per unit were forfeited by the separated management members. Additionally, 26,500 options were granted to two former senior management executives.

    Management Option Plan

     Certain limited partners and key employees of the Company have the ability, under certain conditions, to exercise options to purchase units of Class B limited partnership interests (the "Class B Interests") as established in the management option plan (the "Option Plan").

     Through October 1, 1996, the Company was authorized to grant 1,869,545 units of Class B Interests, which vested at a rate of 20% per year, based on specific performance standards. The options did not vest prior to October 1, 1996, as these performance standards were not met.

     Effective October 2, 1996, the Company amended the Option Plan (the "Amended and Restated Option Plan") to, among other things, decrease the number of options the Company was authorized to grant to 1,840,000 and change the required performance standards. The options now vest according to the following schedule: 5% of the options vest on the first anniversary of the Company's Offering, 5% of the options vest on the second anniversary of the Company's Offering, the remaining 90% vests ratably at each calendar year end over a five-year period beginning January 1, 1997, and becomes exercisable if certain performance standards are met. These options expire on October 1, 2003.

     As of December 31, 1996, no options were exercisable. During 1997, 20,800 options vested and are currently exercisable at December 31, 1997. The Company has recognized $202,000 in compensation expense for the year ended December 31, 1997 related to the portion of the options for which exercisability is not based on performance standards. No compensation expense has been recognized for the portion of the options which vest based on performance standards, as management, at this time, has deemed the probability of meeting the performance standards remote.

                            MUZAK LIMITED PARTNERSHIP

10.  PARTNERS' CAPITAL (DEFICIT): (CONTINUED)

     Effective May 10, 1997 and June 1, 1997, the Board of Directors granted two senior officers of the company a total of 1,500,000 options to purchase Class B limited partnership units for $2.33 per unit. These options vest in equal amounts over a three year period commencing from the grant date. Excercisability of 60% of these options is subject to certain performance standards being met. As of December 31, 1997 no options have vested. No compensation expense has been recorded for these options, as management's estimate of the market value as of December 31, 1997 and at the date of grant approximates the exercise price.


    Activity under the Option Plan and option price information is as follows:

                                                                                                   Weighted
                                                                                  Range of         Average
                                                               Number of          Exercise         Exercise
                                                                Options            Price            Price
                                                                -------            -----            -----
Outstanding, December 31, 1994...............................   1,714,545        $1.00-1.75        $ 1.06
  Options granted............................................     150,000           1.75             1.75
  Options forfeited..........................................     (30,000)          1.00             1.00
                                                              -----------      -------------      --------

Outstanding, December 31, 1995...............................   1,834,545        1.00--1.75          1.12
  Options granted (weighted average fair value of $1.91).....      40,000           3.00             3.00
  Options forfeited..........................................     (75,000)          1.00             1.00
                                                              -----------      -------------      --------

Outstanding, December 31, 1996...............................     799,545        1.00--3.00          1.16
  Options granted (weighted average fair value of $0.37).....   1,556,500        1.00--3.00          2.32
  Options forfeited..........................................  (1,440,000)       1.00--1.75          1.15
                                                              -----------      -------------      --------

Outstanding, December 31, 1997...............................   1,916,045       $1.00--3.00        $ 2.11
                                                              ===========      =============      ========


Additional information regarding options outstanding as of December 31, 1997 is as follows:

                                   Weighted Avg.
                                    Remaining
    Range of           Number      Contractual      Weighted Avg.        Number         Weighted Avg.
Exercise Prices     Outstanding     Life(yrs)      Exercise Price      Exercisable     Exercise Price
---------------     -----------     ---------      --------------      -----------     --------------
   $  1.00             346,045         1.8           $  1.00             17,300            $  1.00
      2.33           1,500,000         6.6              2.33                --                2.33
      3.00              70,000         6.0              3.00              3,500               3.00
 -------------      ----------       ------         ---------           --------          ---------
 $ 1.00-3.00         1,916,045         5.7           $  2.11             20,800            $  1.34
 =============      ==========       ======         =========           ========          =========


                            MUZAK LIMITED PARTNERSHIP

10.  PARTNERS' CAPITAL (DEFICIT): (CONTINUED)


    Fair Value Stock Based Compensation

     Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, ("SFAS 123") requires the disclosure of the pro forma net loss had the Company adopted the fair value method as of the beginning of 1995. The Company has calculated the pro forma net loss under SFAS 123 using a multiple option valuation approach and certain weighted-average assumptions deemed reasonable by management. These assumptions included, among other things, a risk free interest rate of 5.5%, an expected life of 2 years, a partnership unit volatility of 0.0% and no partnership distributions over the expected life. The compensation expense which would be recognized under SFAS 123 would not be significantly different than reported under APB 25 in 1996 and 1997. No compensation expense would be reported in 1995 as the Option Plan was amended which changed the terms of options granted, as described in Note 10. The impact of these pro forma adjustments may not be indicative of future pro forma adjustments, as various assumptions and estimates were employed and additional awards in future years may occur.

    Other Partnership Unit Options

     On December 19, 1996, the Board of Directors granted a member of the Board options to purchase 30,000 Class B limited partnership units for $3.00 per unit. These options vest ratably over a five-year period and expire in September 2003. No options are currently exercisable. No compensation expense has been recorded for these options, as management's estimate of the market value was less than the exercise price at the date of the grant.

    Put Option

     After September 4, 1998, a general partner and certain of the Class A limited partners can require the Company to purchase limited partnership units held by them at fair market value. However, such right may not be exercised if the purchase of units would have a material adverse effect on the Company or would be in contravention of any then existing agreement to which the Company is a party.

    Allocation of Profits and Losses

     Losses are allocated among the general partners and Class A and B limited partners based upon the total of the interests held by each individual, including the Put/Call Units under option, as a percentage of the total of all such interests.

                            MUZAK LIMITED PARTNERSHIP

11.  SUBSEQUENT EVENTS:

     During 1998, the Company acquired certain assets and assumed certain liabilities of twelve business music distributors for a total purchase price of approximately $21.5 million. Consideration paid was approximately $6.1 million in cash, approximately $14.5 million in debt, and approximately $900,000 in partnership interests. Of the total $21.5 million purchase price, $11.5 million related to the purchase of certain assets of Music Technologies Incorporated
(MTI).

     In March 1998, the Company obtained a credit facility for working capital purposes with an initial availability of $3.0 million, increasing to $5.0 million upon the attainment of certain cash flow related targets. The credit facility was secured by the inventories and receivables of the Company. Amounts outstanding under the facility bore a variable rate of interest, paid quarterly, based on the lender's prime rate or LIBOR. The terms of the credit facility required the Company to maintain certain performance standards and covenants that, among other things, limited the Company's capital spending and acquisition of other business as well as the Company's ability to incur additional debt and make distributions to partners. On December 31, 1998, all amounts outstanding under this credit facility were repaid in conjunction with the $20 million credit facility obtained by the Company as discussed below.

     On April 16, 1998, the Company entered into an agreement with its joint venture partner in Muzak Europe that effectively liquidated the Company's interest in Muzak Europe in exchange for a seven-year, $800,000 promissory note, which bears interest at eight percent (8%) per annum, and the right of the Company to participate up to five percent (5%) of the business service revenues of the European venture in its new role as franchisor. No gain or loss has been recognized for this transaction.

     On March 16, 1998, Muzak formed a new subsidiary, Enso Audio Imaging Corporation (EAIC). On July 10, 1998, EAIC consummated a recapitalization and equity financing agreement pursuant to which the shares held by the Company were converted to 100,000 shares of series A non-voting common stock and 73,500 shares of series A voting preferred stock of EAIC, were issued to a related party investor for a total consideration of $3.3 million, net of costs, which represented a 42% interest. After January 5, 1999, an additional 26,250 shares of class B preferred stock can be purchased by the related party investor for $2.5 million if certain performance criteria is met by EAIC. No additional shares have yet been purchased. An affiliate of the Company was issued 100 shares of super voting series C common stock which has voting rights equal to 1,000 votes per share.

                           MUZAK LIMITED PARTNERSHIP

     In December 1998, the Company obtained a $20 million credit facility for purposes of acquiring MTI and for use as working capital. The credit facility is secured by accounts receivable and inventory. Amounts outstanding under the credit facility will bear a variable rate of interest, to be paid monthly, based on the Reference Rate plus 1.25%. The terms of the credit facility require the Company to maintain certain performance standards and covenants that, among other things, limits the Company to certain levels of indebtedness and capital expenditures, while maintaining certain EBITDA targets.

     On February 1, 1999, the Company announced that it entered into a definitive merger agreement to be acquired by Audio Communications Network Holdings, LLC (ACN). Under the terms of the agreement, the Company will be merged into a subsidiary of ACN. The consummation of the merger, which is expected to close in March 1999, is subject to a number of conditions, including completion of ACN's financing for the transaction. Consideration paid to the Company's current owners in the transaction will be comprised of approximately $250 million of cash and the assumption of debt, in addition to a continuing ownership interest in ACN. The current owners of the Company will also retain equity interests in two unrelated Internet businesses. In conjunction with the proposed transaction, ACN is also in the process of filing a tender offer to purchase the Company's outstanding senior notes.